NSAR ITEM 77C

Van Kampen American Capital Enterprise Fund


(a)  A Special Meeting of Shareholders was held on May 28, 1997.

(b) The election of Trustees of Van Kampen American Capital Enterprise Fund (the "Fund") included:

     J. Miles Branagan, Richard M. DeMartini, Linda Hutton Heagy,
     R. Craig Kennedy, Jack E. Nelson, Jerome L. Robinson, Phillip B. Rooney, Fernando Sisto and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     (1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

          For  63,615,433            Against    1,296,470

     (4) For each AC Fund, to Ratify the Selection of Price Waterhouse LLP Independent Public Accountants for its Current Fiscal Year.

          For  64,728,914            Against    566,263
NSAR ITEM 77O

Van Kampen American Capital Enterprise Fund
10f-3 Transactions



                                                       Amount of shares
Underwriting #     Underwriting     Purchased From     Purchased           % of Underwriting     Date of Purchase

1                  American Stores
                   Company          Goldman Sachs      57,000             0.370%                 04/2/97

2                  Wellpoint
                   Health Networks,
                   Inc.             Salomon Brothers   120,000            1.200%                 04/7/97




Other Firms participating in Underwriting:

Underwriting for #1
-------------------
J.P. Morgan Securities Inc.
Donaldson, Lufkin & Jenrette Securities Corporation
Morgan Stanley & Co. Incorporated
Smith Barney Inc.
ABN AMRO Chicago Corporation
BancAmerica Securities, Inc.
Chase Securities Inc.
Credit Suisse First Boston Corporation
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Brothers Inc.
Tucker Anthony Incorporated

Underwriting for #2
-------------------
Bear, Stearns & Co. Inc.
Merrill Lynch & Co.
Morgan Stanley & Co.